For Information

Mark A. Hellerstein

Brent A. Collins

303-861-8140

FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONS AND GUIDANCE UPDATE, ANNOUNCES SHARE REPURCHASES AND ACQUISITIONS, AND SCHEDULES SECOND QUARTER 2006 EARNINGS CONFERENCE CALL

DENVER, July 11, 2006 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update of its operations through the second quarter of 2006 and updates its guidance for the second quarter and full year 2006, as well as announces the execution of stock repurchases under its existing repurchase program and the completion of two acquisitions. In addition, St. Mary has scheduled its second quarter 2006 earnings conference call for August 3, 2006.

Mark Hellerstein, Chairman and CEO, comments, “We continue to advance all of our existing resource programs despite a challenging operating environment. Our regions continue to find ways to improve existing assets as well as uncover new prospects. Additionally, despite a competitive acquisition market we have been able to successfully execute niche acquisitions.”

SECOND QUARTER 2006 EXPLORATION AND DEVELOPMENT PROGRAM

In the second quarter of 2006, St. Mary participated in the drilling of 83 conventional wells, of which 75 were successfully completed (90% success rate). Additionally, the Company recompleted 25 wells, with 22 of those being successful (88% success rate). As of the end of the quarter, St. Mary was completing 53, recompleting seven, and drilling 28 conventional wells.

MID-CONTINENT REGION

In the Mid-Continent region there was activity on 76 wells during the quarter with 29 successful completions, three dry holes, six successful recompletions, and 36 wells either completing, recompleting, or drilling. The Company has seven operated rigs and is participating in nine non-operated rigs in the region.

In the Northeast Mayfield area, the Company currently has two operated rigs drilling in the field. There were four wells successfully completed during the second quarter including the Megan 2-5 (SM 36% WI) completed at a rate of 7,100 MCFED and the Rebecca 1-27 (SM 55% WI) completed at a rate of 3,700 MCFED. At quarter end, seven wells were being completed and five wells were drilling at Northeast Mayfield. In

Grady County, St. Mary had a horizontal success in the Cottage Grove formation with the Spurgin 1-30 (SM 56% WI) which had an initial production rate of 2,300 MCFED. In Centrahoma, St. Mary is operating two rigs and participating in one non-operated rig. At quarter end, the Company was in the process of completing its third and fourth horizontal Woodford shale wells. After clean out in May, our second horizontal Woodford shale well, the Ryan Gaylor 2-32 well (SM 100% WI), was turned on to sales at a rate of 1,000 MCFED. St. Mary is continuing to evaluate the horizontal program in the Centrahoma area where it currently holds 48,300 gross and 25,600 net acres.

ROCKIES REGION

During the second quarter there was activity on 57 wells in the Rockies region, not including coalbed natural gas wells. Twenty-seven of these wells were successful completions with one dry hole. In the Bakken program specifically, the Company completed five wells in the second quarter, including the Barbara 1-21H (SM 20% WI) at a rate of approximately 400 BOPD and the Anvik 4-18H (SM 65% WI) completed at a rate of roughly 320 BOPD. At quarter end, there were four wells completing and two wells drilling in our Bakken program. Region-wide there were six successful recompletions out of eight attempts during the quarter. Ten wells were completing and five wells were drilling throughout the Rockies as of June 30, 2006.

In the Hanging Woman Basin coalbed natural gas program in the northern Powder River Basin, 216 wells were producing at the end of the second quarter compared to 154 at the end of the first quarter. Fifty-two wells were at various stages of completion. Production at June 30 was roughly 10,500 MCFED gross and 7,000 MCFED net. The Company plans on testing some of the deeper coal seams with horizontal wells later this summer. With respect to permitting wells on federal acreage in Montana, the supplemental environmental impact statement is anticipated to be completed in June of 2007. Additionally, the state of Montana continues to issue permits for wells on state and fee acreage.

ARKLATEX REGION

From its Shreveport office, the Company successfully completed 16 wells with one dry hole and two unsuccessful completions during the second quarter. At Spider field, the McKenzie #1 (SM 26% WI) was completed at a rate of 5,000 MCFED and the Hewitt 10-1 (SM 78% WI) was completed at a rate of 6,800 MCFED. The White No. 4 (SM 57% WI) in the Box Church field was successfully recompleted at a rate of 2,600 MCFED. Six wells were recompleted in the ArkLaTex region during the quarter, all successfully. At quarter end, 18 wells were completing, four wells were recompleting, and five wells were drilling throughout the region. Two non-operated rigs are running in the Elm Grove field, where development continues to move south onto acreage where we have larger working interests.

GULF COAST / PERMIAN REGION

The SML 27-1 (SM 25% RI) targeting the Rob L1 sand on the Company’s fee lands in St. Mary Parish, Louisiana, is currently drilling. At Judge Digby, the Ivy Major No. 6 (SM

11.5% WI) has reached total depth at roughly 22,000 feet and is being completed by the operator.

SHARE REPURCHASES DURING THE SECOND QUARTER

In May and June, the Company purchased a total of 3,319,300 shares of its common stock at a weighted-average cost of $37.05 per share. The share repurchases were funded with cash on hand and bank borrowings. As a result, the Company had $51 million in outstanding borrowings under its credit facility as of June 30, 2006. As part of the repurchase execution, the Company hedged anticipated net production volumes representing the relative percentage of outstanding stock which was repurchased. The Company currently has 526,818 shares remaining for possible repurchase under its 6,000,000 share authorized program. As a result of the share repurchases and stock option exercise activity during the quarter, the Company anticipates that the weighted-average diluted share count for the second quarter will be approximately 0.6 million shares lower than the first quarter of 2006. Approximately 54.8 million shares, net of treasury stock, were outstanding as of the end of the second quarter.

ACQUISITIONS

The Company closed two acquisitions in the second quarter. The first was an acquisition of Bakken properties in exchange for non-core assets. This transaction was structured as a Section 1031 tax-deferred exchange. The transaction resulted in a book gain of approximately $9 million in the quarter since the exchange is treated as a sale and a purchase of assets for book purposes utilizing an estimated fair value. At the end of June, St. Mary closed a second acquisition on properties in the Carthage field in Texas for approximately $5 million.

UPDATED FORECAST

The Company updates its forecast for the second quarter and full year of 2006 as follows:

2nd Quarter Year
Oil and gas production	22.5 – 23.0 BCFE	96.0 – 98.0 BCFE
Lease operating expenses,
including transportation	$1.36 - $1.40/MCFE	$1.26 - $1.33/MCFE
Production taxes	$0.53 - $0.57/MCFE	$0.55 - $0.59/MCFE
General and administrative expense	$0.52 - $0.56/MCFE	$0.44 - $0.50/MCFE
Depreciation, depletion & amort.	$1.65 - $1.71/MCFE	$1.76 - $1.85/MCFE

Non-cash expense related to the change

in the Net Profits Plan liability	$7 - $9 million

St. Mary estimates that its basis differential (the difference between estimated realized oil and gas prices, before hedging, and the applicable NYMEX prices) for the second quarter of 2006 will be $6.60 to $7.60 per barrel for oil and $0.75 to $0.85 per MMBtu for gas.

As a result of the timing of capital expenditures, the tax-deferred asset exchange, and the benefit of tax deductions from the exercise of stock options that occurred during the quarter, the deferred portion of the Company’s income tax provision is estimated to be approximately 85 percent of the total provision for the second quarter and 60 percent for the year.

St. Mary is scheduled to release second quarter 2006 earnings after the close of trading on the NYSE on August 2, 2006. The teleconference call to discuss second quarter results is scheduled for August 3, 2006 at 8:00 am (MDT). The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through August 17 at 800-642-1687, conference number 2765160. International participants can dial 706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 2765160. In addition, the call will be broadcast live at St. Mary’s website at www.stmaryland.com and the earnings press release and financial highlights attachment will be available before the call at www.stmaryland.com under “News-Press Releases.” An audio recording of the conference call will be available at that site through August 17.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections. The words “will,” “believe,” ”budget,” “anticipate,” “intend,” “estimate,” “forecast,” ”plan” and “expect” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration and hedging strategies, the uncertain nature of the expected benefits from the acquisition of oil and gas properties, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, the use of management estimates, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-06-08

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